  EXHIBIT 10.5

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered effective as of May 13, 2025, by and between Edible Garden AG Incorporated, a Delaware Corporation (the “Company”), and James E. Kras (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) previously approved the Company entering into an employment agreement with the Executive; and

WHEREAS, the Executive is currently the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to amend and restate that certain Employment Agreement dated as of August 18, 2021 between the Company and the Executive, and enter into this Agreement to describe the employment relationship and obligations of the parties that will be effective as of May 13, 2025 to set forth the terms of the Executive’s continued employment.

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1
EMPLOYMENT AND TERM

1.1 Employment. The Company hereby employs the Executive and the Executive accepts employment as the Chief Executive Officer of the Company. As Chief Executive Officer, the Executive shall render such services to the Company as are customarily rendered by a comparable officer of comparable companies and as required by the Certificate of Incorporation and By-laws of the Company. The Executive accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Board.

1.2 Term and Renewal. The term of this Agreement shall commence on the date first written above (the “Commencement Date”), and shall continue for a term of two (2) years (the “Initial Term”); provided, however, that commencing on the second (2nd) anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, an “Extension Date”), the term of the Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least ninety (90) days prior written notice before the next Extension Date that the Initial Term or Renewal Term, as applicable, shall not be extended (a “Non-Renewal Notice”). The period of time between the Commencement Date and the termination of this Agreement shall be referred to herein as the “Term.”

ARTICLE 2
COMPENSATION AND BENEFITS

2.1 Base Salary. During the Term, the Company shall pay the Executive an annual base salary of Four Hundred and Fifty Thousand Dollars ($450,000) (or any increased amount approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”)), payable in accordance with the Company’s standard payroll practices for senior executives (the “Base Salary”).

2.2 Annual Performance Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to one hundred percent (100%) of the Base Salary (the “Target Performance Bonus”) in effect on the last day of the year to which the Annual Performance Bonus relates. The maximum amount of the Annual Performance Bonus shall be equal to at least two hundred percent (200%) of the Base Salary (the “Maximum Performance Bonus”) in effect on the last day of the year to which the Annual Performance Bonus relates. The actual amount of the Annual Performance Bonus may be greater or less than the Target Performance Bonus. The Annual Performance Bonus shall be based on performance and achievement of Company goals and objectives as defined by the Board or Compensation Committee. The amount of the Annual Performance Bonus shall be determined by the Board or Compensation Committee in its sole discretion, and shall be paid to the Executive no later than March 15th of the calendar year immediately following the calendar year to which it relates.

2.3 Transaction Bonus. The Executive shall be entitled to a special cash bonus (the “Transaction Bonus”) upon the completion of the Natural Shrimp Transaction (as defined below). The Transaction Bonus shall be equal to Five Hundred Thousand Dollars ($500,000). The Transaction Bonus, if any, will not be deemed “earned” until the date that that the Natural Shrimp Transaction closes. Accordingly, the Executive must be employed by the Company on the date that the Natural Shrimp Transaction closes in order to be eligible to receive payment of the Transaction Bonus. Half of the Transaction Bonus, less applicable tax withholding, will be made within the first three business days of the date that the Natural Shrimp Transaction closes and the other half, less applicable tax withholding, will be paid out in equal instalments thorughout the remainder of 2025 during the normal payroll periods. For purposes of this Agreement, “Natural ShrimpTransaction” shall mean the closing of: (1) a Asset Purchase Agreement contemplated among the Company, NaturalShrimp Farms Inc., a Nevada corporation, Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), and Edible Garden Sustainable Ventures, LLC, a Delaware limited liability company; and (2) a Stock Purchase Agreement contemplated between the Company and Streeterville. In addition to the Transaction Bonus described above, the Compensation Committee may consider additional transaction bonuses for Executive upon the completion of a capital raise or acquisition by the Company.

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2.4 Equity Grants.

(a) As soon as reasonably practicable following the date that the Company receives stockholder approval for an amendment to the Company’s 2022 Equity Incentive Plan (the “Equity Plan”) to increase the number of available shares under the Equity Plan, the Company shall grant to the Executive an award of restricted stock units with a grant date value of One Million Dollars ($1,000,000) (the “Upfront RSUs”) and an award of nonqualified stock options with a grant date value of One Million Dollars ($1,000,000) (the “Upfront Options”), each with respect to the Company’s common stock and each under the Equity Plan, as amended and restated, and the Company’s standard form of award agreement. The number of shares subject to the Upfront RSUs will be determined by dividing the applicable grant date value by the closing price of the Company’s common stock on the date of grant and the number of Upfront Options shall be determined by dividing the applicable grant date value by the Black-Scoles value of an option on the date of grant. Both the Upfront RSUs and the Upfront Options shall vest in installments of 25% each on the first, second, third and fourth anniversaries of the date of grant, subject to the Executive’s continued employment through the applicable vesting date.

(b) Each calendar year during the Term, beginning with the 2026 calendar year, the Company shall grant to the Executive restricted stock, restricted stock units and/or stock options with an aggregate grant date value of at least One Million Dollars ($1,000,000), with respect to the Company’s common stock and under the Equity Plan, as amended and restated, or successor plan thereto. The number of shares subject to any awards of restricted stock or restricted stock units will be determined by dividing the applicable grant date value by the closing price of the Company’s common stock on the date of grant and the number of any stock options shall be determined by dividing the applicable grant date value by the Black-Scholes value of an option on the date of grant.

2.5 Paid Time Off. During the Term, the Executive shall be entitled to four (4) weeks paid time off pursuant to the terms and conditions of the Company’s policy and practices as applied to the Company’s senior executives.

2.6 Health & Welfare Benefits. During the Term, the Executive shall be eligible to participate in all health and welfare benefits provided generally to other employees of the Company.

2.7 Retirement Benefits. During the Term, the Executive shall be eligible to participate in all retirement benefits provided generally to other employees of the Company.

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ARTICLE 3
TERMINATION OF EMPLOYMENT & SEVERANCE BENEFITS

3.1 Termination for Cause, Resignation without Good Reason, Death, or Disability. If, during the Term, (a) the Executive’s employment is terminated by the Company for Cause (as defined below), (b) the Executive resigns without Good Reason (as defined below), or (c) the Executive’s employment with the Company ends due to the Executive’s death or “permanent and total disability” (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended (the “Code”)), then the Executive shall only be entitled to any earned but unpaid Base Salary, as well as any other amounts or benefits owed to the Executive under the terms of any employee benefit plan of the Company (the “Accrued Benefits”). For purposes of this Agreement, the Accrued Benefits shall include any accrued paid time off pursuant to the Company’s policy and practices. The Accrued Benefits shall be payable upon the Executive’s termination within the time provided by law.

3.2 Termination without Cause, Resignation for Good Reason, or Termination Due to Change of Control. If, during the Term: (a) the Executive’s employment with the Company is terminated by the Company other than for Cause, or (b) the Executive resigns for Good Reason (a “Qualified Termination”), then the Executive shall be entitled to the Accrued Benefits and the Severance Benefits described in Section 3.3. In the event of a Qualified Termination within six (6) months prior to or twenty-four (24) months following a Change of Control (as defined below), then the Executive shall be entitled to the Accrued Benefits and the Severance Benefits described in Section 3.4.

3.3 Severance Benefits in the event of a Qualified Termination.

(a) In the event of a Qualified Termination, the Company shall pay and provide the Executive with the following (the “Qualified Termination Severance Benefits”):

(i)

two hundred percent (200%) of the Executive’s then current Base Salary and two hundred percent (200%) of the Executive’s Target Performance Bonus for the calendar year in which the Qualified Termination occurs, less any taxes and withholding as may be necessary pursuant to law, to be paid in equal monthly instalments over a period of one year in accordance with the Company’s normal payroll practices and subject to Section 6.3(a)(ii), beginning with the first payroll period after the effective date of the release referred to in Section 3.3(b); and

(ii)

an aggregate amount equal to the applicable monthly premium for the Executive’s group medical, dental, and vision coverage (for the coverage tier in which the Executive was enrolled at the time of the Executive’s termination) at the rate in effect (as determined under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) at the time of the Executive’s termination, multiplied by twelve (12), which aggregate amount will be paid with the first normal payroll period after the effective date of the release referred to in Section 3.3(b).

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(b) As a condition to receiving the Qualified Termination Severance Benefits contemplated by this Section 3.3, within thirty (30) days after the effective date of the Qualified Termination, the Executive shall execute and deliver an irrevocable general release (including, but not limited to, all matters relating to employment with the Company) in favor of the Company and its affiliates in such form as the Company shall reasonably request (the effective date of which shall be eight (8) days after the Executive delivers the signed release to the Company). Notwithstanding anything herein to the contrary, in the event such thirty- (30-) day period falls into two (2) calendar years, the payments contemplated in this Section 3.3 shall not commence until the second calendar year.

(c) The Qualified Termination Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article 4.

3.4 Severance Benefits in the Event of a Change of Control.

(a) In the event of a Qualified Termination within six (6) months prior to or twenty-four (24) months following a Change of Control (as defined below), the Company shall pay and provide the Executive with the following (the “Change of Control Severance Benefits”):

(i)

Severance pay in amount equal to the sum of three hundred percent (300%) of the Executive’s then current Base Salary and three hundred percent (300%) of the Executive’s Target Performance Bonus for the calendar year in which the Qualified Termination occurs, less any taxes and withholding as may be necessary pursuant to law, to be paid in equal monthly instalments over a period of one year in accordance with the Company’s normal payroll practices and subject to Section 6.3(a)(ii), beginning with the first payroll period after the effective date of the release referred to in Section 3.4(b);

(ii)

vesting of the Executive’s outstanding and unvested restricted stock, restricted stock units and stock options will accelerate and become fully vested, and the Executive may exercise any vested and unexercised stock options until the expiration date of such stock options; and

(iii)

an aggregate amount equal to the applicable monthly premium for the Executive’s group medical, dental, and vision coverage (for the coverage tier in which the Executive was enrolled at the time of the Executive’s termination) at the rate in effect (as determined under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) at the time of the Executive’s termination, multiplied by thirty-six (36), which aggregate amount will be paid with the first normal payroll period after the effective date of the release referred to in Section 3.4(b).

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(b) As a condition to receiving the Change of Control Severance Benefits contemplated by this Section 3.4, within thirty (30) days after the effective date of the Change of Control, the Executive shall execute and deliver an irrevocable general release (including, but not limited to, all matters relating to employment with the Company) in favor of the Company and its affiliates in such form as the Company shall reasonably request (the effective date of which shall be eight (8) days after the Executive delivers the signed release to the Company). Notwithstanding anything herein to the contrary, in the event such thirty- (30-) day period falls into two (2) calendar years, the payments contemplated in this Section 4 shall not commence until the second calendar year.

(c) The Change of Control Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article 4.

3.5 Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (a) the Executive’s conviction of, or plea of nolo contendere, to a felony or any lesser offense involving moral turpitude, (b) the Executive’s failure to substantially perform his essential job functions as appropriate for his position, (c) the failure of the Executive to adhere to directives of the Board, (d) the Executive’s material misconduct or gross negligence, (e) the Executive’s material violation of any Company policy, or (f) any material breach of this Agreement by the Executive. The Board must provide thirty (30) days written notice of its intent to terminate the Executive’s employment for Cause and if such grounds for Cause are curable, the Executive shall have thirty (30) days following the receipt of such written notice to cure such curable event that would otherwise constitute Cause; provided, however, the Company shall have the right to place the Executive on a paid leave of absence during any portion of such notice or cure periods.

3.6 Good Reason. For purposes of this Agreement, “Good Reason” shall be deemed to exist upon any of the following, without the Executive’s prior written consent: (a) a material reduction in the Base Salary, (b) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from the Company’s New Jersey office location at the time of the Commencement Date, (c) any requirement that the Executive report to anyone other than the Board, or (d) any material breach of this Agreement by the Company. The Executive must provide the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, the Company shall have thirty (30) days following the receipt of such written notice to cure such curable event that would otherwise constitute Good Reason, and the Executive resigns his employment within ten (10) days following the expiration of that cure period.

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3.7 Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or

(b) a merger or consolidation of the Company or a subsidiary of the Company or an acquisition of assets or an entity by the Company or a subsidiary of the Company whether or not approved by the Board, other than a merger or consolidation or acquisition of assets or an entity which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or

(c) the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(d) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

Notwithstanding the foregoing, neither (i) a dividend or distribution to the Company’s stockholders of any or all of the shares of capital stock of a subsidiary of the Company, nor (ii) the Natural Shrimp Transaction, shall not be deemed to constitute a Change of Control.

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ARTICLE 4
RESTRICTIVE COVENANTS

4.1 Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (a) in the performance of the Executive’s duties for the Company, (b) as authorized in writing by the Company, or (c) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personnel department information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after the Executive’s employment terminates for any reason for so long as the information is not generally known to the public.

4.2 Defend Trade Secrets Act Information. The Executive acknowledges that, notwithstanding the foregoing limitations on the disclosure of trade secrets, the Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a proceeding against the Company in connection with a report of a suspected legal violation, the Executive may disclose the trade secret to the attorney representing the Executive and use the trade secret in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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4.3 Non-Competition. In exchange for the Company’s agreement to provide the Executive Confidential Information of the Company, the Company providing such Confidential Information to the Executive, and the Company entering into and providing the compensation and benefits under this Agreement, the Executive will not, during the period of the Executive’s employment with the Company, and for a period of the greater of (i) one (1) year thereafter or (ii) two (2) years thereafter if the Executive is receiving Qualified Termination or Change of Control Severance Benefits (the “Restricted Period”), directly or indirectly, (a) engage in (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, consultant or otherwise); or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall prevent the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include hydroponic farming of herbs and lettuces.

4.4 Non-Solicitation.

(a) In exchange for the Company’s agreement to provide the Executive Confidential Information of the Company, the Company providing such Confidential Information to the Executive, and the Company entering into and providing the compensation and benefits under this Agreement, during the Restricted Period, the Executive shall not, on behalf of the Executive or any other person (except on behalf of the Company), directly or indirectly, solicit, recruit or hire any (i) employee of the Company with whom the Executive had material contact during the Term, or (ii) former employee of the Company with whom the Executive had material contact during the Term and whose relationship with the Company was terminated less than twelve (12) months prior to the termination of the Executive’s employment, in each case for the purpose of being employed by, a consultant to or an independent contractor of, or otherwise providing services to, the Executive or any person on whose behalf the Executive is acting as an agent, representative, employee or otherwise.

(b) In exchange for the Company’s agreement to provide the Executive Confidential Information of the Company, the Company providing such Confidential Information to the Executive, and the Company entering into and providing the compensation and benefits under this Agreement, during the Restricted Period, the Executive shall not persuade or encourage or attempt to persuade or encourage any customer, client, partner, affiliate, supplier, or vendor of the Company of whom the Executive was aware or with whom the Executive had material contact to cease doing business with the Company or to compete with the Company on its own or to do business with any competitor of the Company.

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4.5 Non-Disparagement.

(a) In exchange for the Company’s agreement to provide the Executive Confidential Information of the Company, the Company providing such Confidential Information to the Executive, and the Company entering into and providing the compensation and benefits under this Agreement, the Executive will not at any time during employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company’s officers, directors, employees or agents, or the Company’s products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company’s, officers, directors, employees or agents.

(b) The Company and its officers, directors, employees or agents will not at any time during the Executive’s employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Executive; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Executive.

4.6 Survival of Termination Covenants. The Executive’s obligations under this Agreement shall survive the Executive’s termination of employment with the Company and the termination of this Agreement.

4.7 Equitable Relief and Enforcement. The Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive further understands and agrees that Executive shall forfeit the right to, and repay to the Company, any Qualified Termination or Change of Control Severance Benefits payments Executive received or is receiving during any period of Executive’s breach of Section 4.1, 4.2, 4.3, 4.4 or 4.5. Any breach of Section 4.1, 4.2, 4.3, 4.4 or 4.5 shall constitute a material breach of this Agreement.

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ARTICLE 5
INVENTIONS

5.1 Transfer of Inventions. The Executive agrees to transfer, convey and assign and hereby transfers, conveys and assigns to the Company all of the Executive’s right, title and interest in and to Inventions (as defined below) made, designed, conceived, devised or discovered by the Executive during the Executive’s employment by the Company (regardless of whether they were discovered or developed as an employee or independent contractor of the Company or of any other person, firm or corporation and regardless of whether they were invented solely by the Executive or jointly with any other person or persons) which are (a) related in any manner to the actual or anticipated business, work, research, development or operations of the Company, or (b) made with the use of Confidential Information, time, materials or facilities of the Company. The rights conveyed to the Company include all rights to own, use and license any Invention, including all domestic and foreign patent rights, copyrights and rights, trade secrets, including all renewals of any of the foregoing. The Executive shall use the Executive’s best efforts to cause any person in conjunction with whom such Inventions were made to convey all of such person’s right, title and interest in and to such Inventions to the Company. The Executive shall promptly disclose to the Company all such Inventions and shall make, maintain and make available to the Company complete and up-to-date written records, including drawings, sketches, notes, memoranda or other evidence of such inventions, all of which shall be property of the Company. The provisions of this Article 5 shall apply to all Inventions conceived or developed during the Term whether or not further development or reduction to practice may take place after a termination of the Executive’s employment, for which purpose it shall be presumed that any Inventions conceived by the Executive which are reduced to practice within one (1) year after a termination of the Executive’s employment were conceived during the Term unless the Executive is able to establish a later conception date by clear and convincing evidence.

5.2 Execution of Documents. The Executive shall from time to time, both during and after the Term, execute, and shall use reasonable efforts to cause others having rights in any Invention described in this Article 5 to execute, including applications for letters patent, copyright registrations and assignments thereof, and shall perform all other acts as may be reasonably deemed by the Company to be necessary or desirable to effect the provisions of this Agreement or to enable the Company or its nominees to secure patent protection, copyright registration and legal title in and to any of the aforementioned Inventions; provided, however, that all expenses for filing or prosecuting and such applications shall be borne solely by the Company. In the event that the Company is unable for any reason whatsoever after reasonable effort to secure the Executive’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for the Executive and on the Executive’s behalf, but only for the purpose of executing and filing any such documents and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by the Executive.

5.3 Definition of Invention. For purposes of this Article 5, the term “Invention” shall include discoveries, concepts, ideas, formulas, products, processes, devices, methods, works and writings, inventions, improvements, designs, systems, developments, “know-how,” suggestions, devices and trade secrets or improvements of any of the foregoing, whether patentable or not.

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ARTICLE 6
MISCELLANEOUS

6.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes and replaces any prior oral or written employment, severance or similar agreement between the Executive and the Company.

6.2 Subsidiaries. Where appropriate in this Agreement, the term “Company” shall also include any direct or indirect subsidiaries of the Company.

6.3 Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Article 3 constitute “non-qualified deferred compensation” subject to Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), then the following conditions apply to such payments or benefits:

(i)

Any termination of the Executive’s employment triggering payment of benefits under Article 3 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any such payments under Article 3 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6.3(a)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)

Notwithstanding any other provision with respect to the timing of payments under Article 3 if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which the Executive may become entitled under Article 3 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to the Executive under the terms of Article 3.

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(iii)

It is intended that each installment of the payments and benefits provided under Article 3 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(iv)

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes or other penalties or interest under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b) If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

6.4 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 4 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

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6.5 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

6.6 Dispute Resolution & Applicable Law. All disputes regarding this agreement shall be resolved by arbitration to be administered by the American Association of Arbitration. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Delaware, without giving effect to any choice of law principles.

6.7 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns and shall be enforceable by the Executive against the Company’s successors and assigns.

6.8 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. References to Articles and Sections refer to Articles and Sections of this Agreement unless otherwise indicated.

6.9 Indemnification. As additional consideration for the Executive’s agreement to perform the duties outlined herein, the Executive shall be indemnified and held harmless by the Company for any and all claims, costs or expenses including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against him or the Company for actions undertaken by the Executive on behalf of the Company to the maximum extent provided by law, regardless of whether such indemnification is specifically authorized by statute, the Company’s Articles of Incorporation or Bylaws or any other agreement.

6.10 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

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If to the Company:

283 County Road 519

Belvidere, NJ  07823

Attn:  Secretary

With a copy (which shall not consititute notice) to:

Harter Secrest & Emery LLP

Attn: Alexander R. McClean

1600 Bausch & Lomb Place

Rochester, NY 14604

###

If to the Executive:

James E. Kras

###

###

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

EDIBLE GARDEN AG INCORPORATED By: /s/ Kostas Dafoulas Name: Kostas Dafoulas Title: Interim Chief Financial Officer EXECUTIVE /s/ James E. Kras James Kras, Chief Executive Officer

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